Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-173161) on Form S-8 of our report dated March 8, 2012 relating to the consolidated financial statements of Apollo Global Management, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Apollo Global Management, LLC for the year ended December 31, 2011.

/s/ Deloitte & Touche

New York, New York

March 8, 2012